Exhibit 5.1

CodeLaw, LLC

1 Lincoln Street

Boston, MA 02111

www.codelaw.com

December 16, 2022

Netcapital Inc.

1 Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

We have acted as special Utah counsel for Netcapital Inc., a Utah corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-267921) (the “Registration Statement”), the prospectus supplement filed on December 15, 2022 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), dated as of December 13, 2022 (the “Prospectus Supplement”) and the Amendment No. 1 to Prospectus Supplement dated December 16, 2022 (the “Amendment to Prospectus Supplement”), with the Securities and Exchange Commission (the “Commission”), covering a public offering of up to 1,434,000 shares (the “Shares”) of common stock par value $0.001 per share (the “Common Stock”), including Shares to be issued pursuant to the exercise of the overallotment option of the underwriters. The Shares are to be issued and sold by the Company to investors or the representative, as applicable, pursuant to an underwriting agreement (the “Underwriting Agreement”) dated December 13, 2022, entered into between the Company and the representative of the several underwriters named therein and in the Prospectus Supplement. This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act at the request of the Company.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement, including the exhibits filed therewith and the Prospectus Supplement, (iv) the Underwriting Agreement, (v) the form of Representative Warrant, (vi) resolutions of the board of directors of the Company as provided to us by the Company, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the authorization of the board of directors of the Company is not changed from its authorization of December 13, 2022. We also assume that each of the Underwriting Agreement and Representative Warrants are duly executed by each of the parties thereto other than the Company. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action by the Company and when issued and sold as contemplated in the Registration Statement and the Prospectus Supplement, and upon payment and delivery in accordance with the Underwritin,g Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporation laws of the State of Utah and New York law as to the and Representative Warrants as they contain provisions stating that they are to be governed by the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ CodeLaw LLC CodeLaw LLC